Exhibit 99.1

Manitex International, Inc. Reports First Quarter 2010 Results

EBITDA(1) Improves 75% in the Quarter

Bridgeview, IL, May 12, 2010 — Manitex International, Inc. (Nasdaq: MNTX), a leading provider of engineered lifting solutions including boom truck and rough terrain cranes, rough terrain forklifts, special mission oriented vehicles and specialized engineered trailers, today announced first quarter 2010 revenues of $22 million, a 56% year-over-year increase, and net income for the first quarter of 2010 of $0.3 million or $0.03 per share, compared to net income of $0.1 million or $0.01 per share for the first quarter of 2009.

First Quarter 2010 Financial Highlights:

•	Net revenues for the quarter ended March 31, 2010 were $22.0 million, representing a 56% increase from the first quarter of 2009, and a 47% sequential increase from the fourth quarter of 2009.

•	EBITDA(1) for the first quarter of 2010 increased by 75% to $1.8 million equal to 8.3% of sales, compared to $1.0 million or 7.4% of sales for the first quarter of 2009.

•	Gross profit margin of 23.7% in the first quarter of 2010 was an improvement of 210 basis points compared to the first quarter of 2009 and 60 basis points compared to the fourth quarter of 2009.

•	Net income for the first quarter of 2010 of $0.3 million or $0.03 per share (2), compared to net income of $0.1 million or $0.01 per share for the first quarter of 2009.

•

Working capital at March 31 2010 was $27.9 million, compared to $25.6 million at December 31 2009. The current ratio improved by 0.1 to 2.9 to 1, at March 31, 2010 compared to 2.8 to 1 at December 31, 2009.

Chairman and Chief Executive Officer David Langevin commented, “We saw real improvements in our operating income in comparison with the first and fourth quarters of 2009 as well as a significant increase in our EBITDA, which increased to percentages not seen since 2007. This improvement has come with very little assistance from our markets. We expect to see further improvements in the future because despite the fact that our markets have not yet rebounded, we are experiencing increased quoting activity, an increase in parts sales and other indicators that give us confidence of increased momentum as we proceed through the year.”

Net revenues of $22.0 million in the first quarter of 2010 increased $8.0 million or 56% over the first quarter of 2009, with approximately 50% of the increase attributable to the acquisitions of Badger and Load King that occurred in quarters three and four of 2009 respectively. The remaining 50% of the increase compared to the first quarter of 2009 resulted from strong demand for material handling product from military and international customers partially offset by lower demand for Manitex crane and Schaeff products.

Gross profit of $5.2 million and gross margin percent of 23.7% were $2.2 million and 210 basis points respectively above the first quarter of 2009. The improvement in gross margin percent resulted from higher margin product mix in sales, particularly at Liftking and Badger and from restructuring and cost control actions taken during 2009.

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SG&A expenses for the first quarter of 2010, excluding the impact of acquisitions, increased $0.9 million compared to the first quarter of 2009. Over 40% of the increase was related to additional sales expenses related to the increased volume and continued investment in overseas markets, and 30% due to legal expenses, including costs associated with the acquisition of Load King on December 31, 2009. The balance predominantly relates to the effect of converting Canadian dollar SG&A expenses at a significantly higher exchange rate this quarter which increases our US dollar expense.

Andrew Rooke, Manitex International President and Chief Operating Officer commented, “We were pleased to be able to report a significant increase in operating income for the quarter compared to the first quarter of 2009, driven by the $8 million increase in revenues and the continuing strength of our gross margin, which at 23.7% was the strongest achieved by the Company to date, 210 basis points better than the first quarter of 2009 as well as an increase of 60 basis points from the fourth quarter of 2009. Our top line growth of 28%, excluding the contributions from the Badger and Load King acquisitions that were completed later in 2009, was powered by our material handling operations that benefited from strong military and international agency sales. Sales of Manitex cranes were down compared to the first quarter of 2009, which benefited from a backlog built up before the economic crisis, but were up 12% from the fourth quarter of 2009, reflecting some improved economic conditions, the continued success of the recently launched 50155 crane and a further increase in market share during the quarter. Visibility of demand for all products continues to be much less than historically received, but we are encouraged that certain sectors of the economy appear to be showing some increased enquiry activity.”

Mr. Rooke continued, “Reductions in our cost structure over the past eighteen months have continued to yield positive results and we are particularly pleased with the 75% increase in EBITDA to $1.8 million, or 8.3% of sales, which represents our best EBITDA margin since the third quarter of 2007. On the balance sheet, we remain focused on managing our working capital and cash as we continue through this part of the economic cycle. Working capital increased $2.3 million in the quarter but this largely reflects an increase in accounts receivable of $3.5 million from higher sales volumes largely offset by reduced inventory of $1.6 million. As a percentage of last quarter’s annualized sales our operating working capital improved to 36.2% compared to 48.7% in the fourth quarter of 2009. We believe that the Company is well-positioned to realize incremental benefits as our volumes increase from economic recovery here or abroad.”

(1) EBITDA is a non-GAAP (generally accepted accounting principles in the United States of America) financial measure. This measure may be different from non-GAAP financial measures used by other companies. We encourage investors to review the section below entitled “Non-GAAP Financial Measures.”

(2) Weighted average diluted shares outstanding for the first quarter of 2010 were 11,338,522 and for the first quarter of 2009 were 10,745,528

Conference Call:

Today, Wednesday May 12th, management will host a conference call at 4:30 p.m. Eastern Time to discuss the results for the first quarter of 2010 with the investment community.

Anyone interested in participating should call 888-549-7704 if calling within the United States or 480-629-9857 if calling internationally. A re-play will be available until May 19, 2010, which can be accessed by dialing 800-406-7325 if calling within the United States or 303-590-3030 if calling internationally. Please use pass code 4291511 to access the replay.

The call will also be broadcast live by webcast over the Internet with accompanying slides and accessible at the Company’s corporate website at www.manitexinternational.com.

About Manitex International, Inc.

Manitex International, Inc. is a leading provider of engineered lifting solutions including cranes, rough terrain forklifts, indoor electric forklifts and special mission oriented vehicles, including parts support. Our Manitex subsidiary manufactures and markets a comprehensive line of boom trucks and sign cranes through a national and international dealership network. Our boom trucks and crane products are primarily used in industrial projects, energy exploration and infrastructure development, including roads, bridges, and commercial construction. Our Crane and Machinery division is a Chicago based distributor of cranes including Terex truck and rough terrain cranes, Fuchs material handlers and our own Manitex product line. Crane and Machinery provides after market service in its local market as well as being a leading distributor of OEM crane parts, supplying parts to customers throughout the United States and internationally. Our Manitex Liftking subsidiary is a provider of material handling equipment including the Noble straight-mast rough terrain forklift product line, Lowry high capacity cushion tired forklift and Schaeff electric indoor forklifts as well as specialized carriers, heavy material handling transporters and steel mill equipment. Manitex Liftking’s rough terrain forklifts are used in both commercial and military applications. In July 2009, we acquired through a stock purchase, Badger Equipment Company, a Winona, Minnesota-based manufacturer of specialized rough terrain cranes and material handling products. In December 2009, we acquired Load King Trailers, a manufacturer of specialized custom trailers and hauling systems typically used for transporting heavy equipment.

Forward-Looking Statement

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995: This release contains statements that are forward-looking in nature which express the beliefs and expectations of management including statements regarding the Company’s expected results of operations or liquidity; statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance; and statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “will,” “should,” “could,” and similar expressions. Such statements are based on current plans, estimates and expectations and involve a number of known and unknown risks, uncertainties and other factors that could cause the Company’s future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. These factors and additional information are discussed in the Company’s filings with the Securities and Exchange Commission and statements in this release should be evaluated in light of these important factors. Although we believe that these statements are based upon reasonable assumptions, we cannot guarantee future results. Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Company Contact
Manitex International, Inc.	Hayden IR
David Langevin	Peter Seltzberg
Chairman and Chief Executive Officer	Investor Relations
(708) 237-2060	646-415-8972
djlangevin@manitexinternational.com	peter@haydenir.com

MANITEX INTERNATIONAL INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(In thousands, except for per share amounts)

	March 31, 2010	December 31, 2009
	Unaudited
ASSETS
Current assets
Cash	$455	$287
Trade receivables (net of allowances of $116 and $76 at March 31, 2010 and December 31, 2009)	14,294	10,969
Other receivables	311	49
Inventory (net of allowances of $195 at March 31, 2010 and December 31, 2009)	25,940	27,277
Deferred tax asset	673	673
Prepaid expense and other	1,191	892

Total current assets	42,864	40,147
Total fixed assets (net)	11,280	11,804

Intangible assets (net)	21,915	22,401
Deferred tax asset	5,796	5,796
Goodwill	14,452	14,452
Other long-term assets	77	85

Total assets	$96,384	$94,685

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Notes payable—short term	$3,140	$2,624
Current portion of capital lease obligations	533	520
Accounts payable	8,008	8,565
Accounts payable related parties	697	618
Accrued expenses	2,484	2,145
Other current liabilities	88	97

Total current liabilities	14,950	14,569

Long-term liabilities
Revolving term credit facilities	18,347	16,788
Deferred tax liability	5,952	5,952
Notes payable	7,455	8,323
Capital lease obligations	5,115	5,256
Deferred gain on sale of building	3,074	3,169
Other long-term liabilities	200	200

Total long-term liabilities	40,143	39,688

Total liabilities	55,093	54,257

Commitments and contingencies
Shareholders’ equity
Preferred Stock—Authorized 150,000 shares, no shares issued or outstanding March 31, 2010 and December 31, 2009	—	—
Common Stock—no par value, Authorized, 20,000,000 shares authorized Issued and outstanding, 11,371,457 and 11,160,455 at March 31, 2010 and December 31, 2009, respectively	46,811	46,375
Warrants	1,788	1,788
Paid in capital	98	93
Accumulated deficit	(7,950)	(8,257)
Accumulated other comprehensive income	544	429

Total shareholders’ equity	41,291	40,428

Total liabilities and shareholders’ equity	$96,384	$94,685

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MANITEX INTERNATIONAL, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except for per share amounts)

	Three Months Ended March 31,
	2010	2009
	Unaudited	Unaudited
Net revenues	$21,970	$14,042
Cost of sales	16,758	11,014

Gross profit	5,212	3,028
Operating expenses
Research and development costs	277	121
Selling, general and administrative expenses, including corporate expenses of $744 and $517 for 2010 and 2009, respectively	3,839	2,293
Restructuring expenses	53	131

Total operating expenses	4,169	2,545

Operating income	1,043	483
Other income (expense)
Interest expense	(612)	(403)
Foreign currency transaction losses	(110)	(10)
Other income	144	1

Total other expense	(578)	(412)

Income from continuing operations before income taxes	465	71
Income tax	158	10

Net income	$307	$61

Earnings Per Share
Basic
Basic	$0.03	$0.01
Diluted	$0.03	$0.01
Weighted average common shares outstanding
Basic	11,317,125	10,737,273
Diluted	11,338,522	10,745,528

MANITEX INTERNATIONAL, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(In thousands)

	Three Months Ended March 31,
	2010	2009
	Unaudited	Unaudited
Cash flows from operating activities:
Net income	$307	$61
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	780	559
Increase (decrease) in allowances for doubtful accounts	36	(36)
Inventory reserves	—	40
Stock based deferred compensation	58	25
Gain on disposal of fixed assets	(32)	—
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(3,474)	7,827
(Increase) decrease in inventory	1,618	(254)
(Increase) decrease in prepaid expenses	(291)	(474)
Increase (decrease) in other assets	8	—
Increase (decrease) in accounts payable	(566)	(4,280)
Increase (decrease) in accrued expense	333	(775)
Increase (decrease) in other current liabilities	(11)	(209)

Net cash (used) for provided by operating activities	(1,234)	2,484

Cash flows from investing activities:
Proceeds from the sale of fixed assets	209	—
Purchase of property and equipment	(13)	(30)

Net cash provided by (used) for investing activities	196	(30)

Cash flows from financing activities:
Borrowing on revolving credit facility	2,161	—
Repayments on revolving credit facility	(759)	(2,989)
Shares repurchased for income tax withholdings on share-based compensation	(17)	—
New borrowings	588	894
Note payments (1) (2)	(566)	(586)
Payments on capital lease obligations	(128)	(67)

Net cash provided by (used) for financing activities	1,279	(2,748)

Effect of exchange rate change on cash	(73)	(3)
Net decrease in cash and cash equivalents	241	(294)
Cash and cash equivalents at the beginning of the year	287	425

Cash and cash equivalents at end of period	$455	$128

Supplemental Information

Non-GAAP Financial Measures

This press release includes the following non-GAAP financial measure: “EBITDA” (earnings before interest, tax, depreciation and amortization). This non-GAAP term, as defined by the Company, may not be comparable to similarly titled measures used by other companies. EBITDA is not a measure of financial performance under generally accepted accounting principles. Items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA should not be considered in isolation or as a substitute for net earnings, operating income and other consolidated earnings data prepared in accordance with GAAP or as a measure of our profitability. A reconciliation of net income to EBITDA is provided below.

The Company’s management believes that EBITDA and EBITDA as a percentage of sales represent key operating metrics for its business. Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) is a key indicator used by management to evaluate operating performance. While EBITDA is not intended to replace any presentation included in our consolidated financial statements under generally accepted accounting principles (GAAP) and should not be considered an alternative to operating performance or an alternative to cash flow as a measure of liquidity, we believe this measure is useful to investors in assessing our capital expenditure and working capital requirements. This calculation may differ in method of calculation from similarly titled measures used by other companies. A reconciliation of EBITDA to GAAP financial measures for the three month periods ended March 31, 2010, March 31st 2009 and December 31st 2009 is included with this press release below and with the Company’s related Form 8-K.

Reconciliation of GAAP Net Income from Continuing Operations to Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) from Continuing Operations (in thousands)

	Three Months Ended
	March 31, 2010	March 31, 2009	December 31, 2009
Net income from continuing operations	307	61	3,842
Gain on bargain purchase	-	-	(2,915)
Income tax (benefit)	158	10	(1,744)
Interest expense	612	403	556
Foreign currency transaction losses (gain)	110	10	13
Other (income) expense	(144)	(1)	1
Depreciation & Amortization	780	559	673
Earnings before interest, taxes, depreciation and amortization (EBITDA)	1,823	1,042	426
EBITDA % to sales	8.3%	7.4%	2.9%

In an effort to provide investors with additional information regarding the Company’s results, Manitex International refers to various non-GAAP (U.S. generally accepted accounting principles) financial measures which management believes provides useful information to investors. These measures may not be comparable to similarly titled measures being disclosed by other companies. In addition, the Company believes that non-GAAP financial measures should be considered in addition to, and not in lieu of, GAAP financial measures.

Manitex International believes that this information is useful to understanding its operating results and the ongoing performance of its underlying businesses. Management of Manitex International uses these non–GAAP financial measures to establish internal budgets and targets and to evaluate the Company’s financial performance against such budgets and targets.

The amounts described below are unaudited, are reported in thousands of U.S. dollars, and are as of or for the period ended March 31, 2010, unless otherwise indicated.

Current Ratio is calculated by dividing current assets by current liabilities.

	March 31, 2010	December 31, 2009
Current Assets	$42,864	$40,147
Current Liabilities	$14,950	$14,569
Current Ratio	2.9	2.8

Days Sales Outstanding (DSO), is calculated by taking the sum of net trade and related party receivables divided by annualized sales per day (sales for the quarter, multiplied by 4, and the sum divided by 365).

Days Payables Outstanding (DPO), is calculated by taking the sum of net trade and related party payables divided by annualized cost of sales per day (cost of goods sold for the quarter, multiplied by 4, and the sum divided by 365).

Debt is calculated using the Condensed Consolidated Balance Sheet amounts for current and long term portion of long term debt, capital lease obligations, notes payable and lines of credit.

	March 31, 2010	December 31, 2009
Current portion of long term debt	$3,140	$2,624
Current portion of capital lease obligations	533	520
Lines of credit	18,347	16,788
Notes payable – long term	7,455	8,323
Capital lease obligations	5,115	5,256
Debt	$34,590	$33,511

Inventory turns are calculated by multiplying cost of goods sold for the referenced three month period by 4 and dividing that figure by inventory as at the referenced period.

Manufacturing Expenses include manufacturing wages, salaries, fixed and variable overhead costs.

Operating Working Capital is calculated using the Consolidated Balance Sheet amounts for Trade receivables (net of allowance) plus other receivables, plus inventories, less Accounts payable. The Company considers excessive working capital as an inefficient use of resources, and seeks to minimize the level of investment without adversely impacting the ongoing operations of the business.

	March 31, 2010	December 31, 2009
Trade receivables (net)	$14,294	$10,969
Other receivables	311	49
Inventory (net)	25,940	27,277
Less: Accounts payable	8,705	9,183
Total Operating Working Capital	$31,840	$29,112
% of Trailing Three Month Annualized Net Sales	36.2%	48.7%

Trailing Three Month Annualized Net Sales is calculated using the net sales for quarter, multiplied by four.

	Three Months Ended March 31, 2010	Three Months Ended December 31, 2009
Net sales	$21,970	$14,934
Multiplied by 4	4	4
Trailing Three Month Annualized Net Sales	$87,880	$59,736

Working capital is calculated as total current assets less total current liabilities

	March 31, 2010	December 31, 2009
Total Current Assets	$42,864	$40,147
Less: Total Current Liabilities	14,950	14,569
Working Capital	$27,914	$25,578